ACCESSION NUMBER:

CONFORMED SUBMISSION TYPE: 8-K
PUBLIC DOCUMENT COUNT:
CONFORMED PERIOD OF REPORT:
FILED AS OF DATE:
SROS:

FILER:

         COMPANY DATA:
         COMPANY CONFORMED NAME:                TATONKA ENERGY INC
         CENTRAL INDEX KEY:                     0000353904
         STANDARD INDUSTRIAL CLASSIFICATION:    DRILLING OIL & GAS WELLS [1381]
         IRS NUMBER:                            731457920
         STATE OF INCORPORATION:                OK
         FISCAL YEAR END:                       1231

         FILING VALUES:
                  FORM TYPE:                    8-K
                  SEC ACT:                      1934 ACT
                  SEC FILE NUMBER:              ________________
                  FILM NUMBER:                  ________________

         BUSINESS ADDRESS:
                  STREET 1:                     9320 EAST CENTRAL SUITE A
                  CITY:                         WICHITA
                  STATE:                        KS
                  ZIP:                          67206
                  BUSINESS PHONE:               3166362667

         MAIL ADDRESS:
                  STREET 2:                     9320 EAST CENTRAL
                  CITY:                         WICHITA
                  STATE:                        KS
                  ZIP:                          67206

         FORMER COMPANY:
                  FORMER CONFORMED NAME:        SOONER ENERGY CORP
                  DATE OF NAME CHANGE:          19920703

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  -------------

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                 AUGUST 15, 1996
                                 Date of Report

                                (AUGUST 1, 1996)
                        (Date of earliest event reported)


                              TATONKA ENERGY, INC.
             (Exact name of registrant as specified in its charter)

                                OKLAHOMA, U.S.A.
         (State or other jurisdiction of incorporation or organization)


                           ---------------------------
                            (Commission File Number)

                                   73-1457920
                      (I.R.S. Employer Identification No.)

                                9320 EAST CENTRAL
                                   WICHITA, KS
                    (Address of principal executive offices)

                                      67206
                                   (ZIP Code)

                                 (316) 636-2667.
              (Registrant's telephone number, including area code)

ITEM 1.  CHANGE IN CONTROL OF REGISTRANT

     On August 1, 1996, in accordance with a negotiated agreement between the management of the company, certain shareholders, and the purchaser, Verde, Inc., a privately-held Arkansas corporation, purchased 2,051,136 shares of Tatonka Common stock from Heritage Resources, Inc. for the purchase price of ninety-two thousand, two hundred and sixteen US Dollars ($92,216.00).

     These shares represent 1,270,591 shares owned by Heritage Resources, Inc. Together with 780,545 shares assigned to Heritage by El Dorado Exploration 1979 Drilling Program, Ltd. These shares of common stock represent approximately 37% of the outstanding shares of Tatonka common stock, as of the date of the transaction. Richard A. Green, Sr., a Dallas businessman and investor, owns approximately 50% of Verde, Inc.'s outstanding stock and is currently President and CEO. His son, Richard A. Green, Jr., owns the remaining outstanding stock and is not active in the management of Verde, Inc. The funds used by Verde, Inc. to purchase the shares of Tatonka were obtained via a private loan from Richard
A. Green, Sr. to Verde, Inc. There are no restrictions or voting agreements resulting from or connected to this loan to Verde, Inc.

     This purchase by Verde, Inc. was undertaken as part of an overall plan for diversification and expansion of Tatonka through future strategic mergers and acquisitions, including possible expansion into non-oil and gas industries.

     In accordance with the agreement between Tatonka management, Heritage Resources, Inc., and Verde, Inc., several Officers and Directors have been replaced (subject to shareholder approval) resulting in an effective change in management of the company. A notable exception is Mr. Joe Love, a long-time Director and Officer of the Corporation, who remains on the Board of Directors. In accordance with the planned restructuring, the following officers have been replaced in their posts: C.J. Lett, III, D. Keith McFall, and Dean Pattison. C.J. Lett, III has also stepped down from his post as a director. None of the resignations of any officer or director was the result of any disagreement or conflict between them and the management, corporation, or shareholders. All changes in control have been effected with the full cooperation and participation of the individuals involved in the corporate restructuring. There are no other express agreements between management and Verde, Inc., regarding the election of Officers or Directors. The corporate office and information will remain the same until such time as the new management is effectively installed. It is expected however, that the corporate Office for operations will be relocated to Dallas, Texas in the near future.

     The new Directors of Tatonka, pending the next election of Directors at the Annual Shareholders meeting, will include Joe Foor (Dallas, Tx.), and Richard A Green, Sr.(Dallas, Tx.).

     The new Officers of Tatonka, pending the next election of Officers by the Board of Directors, will consist of Richard A. Green, Sr. (President/CEO), Robert Williamson (Vice President - Marketing), and Lynn Jones (Secretary/Secretary).



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.


                                  TATONKA ENERGY INC
                                  (Registrant)
Date: August 15, 1996

                                   /s/ Richard A. Green, Sr.
                                   Richard A. Green, Sr.
                                   President/CEO